Exhibit 99

For Immediate Release

Media contact: Lisa Hawks, Director of Public Relations
952-947-2450 or lisa.hawks@bestbuy.com

Investor contacts: Jennifer Driscoll, Vice President of Investor Relations
952-947-2350 or jennifer.driscoll@bestbuy.com
or Shannon Burns, Senior Investor Relations Manager
952-996-4489 or shannon.burns@bestbuy.com

New Stores Drive Best Buy Second-Quarter
Sales Increase of 20%, to $5.00 billion

Company expects Q2 earnings will meet expectations; will take $348MM charge due to valuation of acquired businesses

Sales Summary

(U.S. dollars in billions)

Second-Quarter Sales — Fiscal 2003
	Total Sales[1]	Total Sales Increase[1]	Comparable Store Sales Change[2]
Company	$5.00	20%	2.0%
Domestic[2]	4.66	12%	2.0%
Best Buy Stores	4.26	14%	2.7%
Musicland Stores	.38	-3%	-3.4%
International	.34	13%	6.9%

Year-to-Date Sales — Fiscal 2003
	Total Sales[1]	Total Sales Increase[1]	Comparable Store Sales Change[2]
Company	$9.59	22%	3.7%
Domestic[2]	8.95	14%	3.7%
Best Buy Stores	8.13	16%	4.5%
Musicland Stores	.77	-2%	-2.3%
International	.64	14%	8.0%

1 The change in Company sales reflects sales of Future Shop (in U.S. dollars) from its date of acquisition on Nov. 4, 2001. The change in International total sales is based on a comparison of current year sales versus prior year pro forma sales.

2 The Company comparable store sales figure represents only Best Buy, Musicland and Magnolia Hi-Fi stores open at least 14 months and includes online sales. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.  Future Shop sales will be included in the Company’s comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The Domestic segment aggregates all operations exclusive of International operations, including Best Buy, Musicland and Magnolia Hi-Fi operations.

MINNEAPOLIS, Sept. 5, 2002 — Best Buy Co., Inc. (NYSE: BBY) today reported total sales of $5.00 billion for the Company’s fiscal 2003 second quarter ended Aug. 31, 2002, an increase of 20 percent over the second quarter of fiscal 2002. The increase was due to the addition of 76 Best Buy stores in the past 12 months as well as the inclusion of sales from Future Shop stores, which were acquired in November 2001. Sales also benefited from a comparable store sales gain, fueled by the expanding digital product cycle and increased online sales.

                The Company’s second-quarter comparable store sales rose 2.0 percent, which was in line with the Company’s guidance of a modest gain. Comparable store sales at Best Buy stores increased 2.7 percent during the fiscal second quarter, on top of an increase of 2.8 percent in the second quarter of fiscal 2002. The increase reflected a mid-single-digit comparable store sales increase in June, followed by modest gains in July and August, tied to moderating store traffic. At Musicland stores — which includes Media Play, Sam Goody and Suncoast stores — comparable store sales decreased 3.4 percent in the quarter. Canada-based Future Shop stores posted comparable store sales gains of 6.9 percent. Magnolia Hi-Fi comparable store sales declined by the low single digits.

                “Comparable store sales during August were fairly steady, as were traffic levels in our stores,” said Brad Anderson, vice chairman and CEO of Best Buy. “We currently expect earnings to be within the range that we communicated on Aug. 8.”

Consumer Electronics, Entertainment Software Increase in Mix

The Company’s retail stores’ sales mix, by major product category, is shown below. Future Shop’s sales are included only from the date of acquisition.

Product Sales Mix Summary

Quarter Ended		Product Category	Six Months Ended
8/31/02	9/1/01		8/31/02	9/1/01
31%	29%	Consumer Electronics	31%	29%
30%	30%	Home Office	30%	30%
24%	25%	Entertainment Software	25%	25%
7%	8%	Appliances	6%	7%
8%	8%	Other	8%	9%
100%	100%	TOTAL	100%	100%

Sales of consumer electronics increased in the second quarter sales mix, compared with that of the prior year’s second quarter, reflecting strength in sales of digital televisions, DVD hardware, digital cameras and satellite systems. Best Buy stores added to their LCD and plasma TV assortments during the quarter. While sales of laptops, networking and computer services increased, sales of home office products declined in the mix due to softer sales of desktop computers.  In the entertainment software category, continued double-digit gains in sales of video game hardware and software, as well as DVD movies, more than offset continued softness in sales of prerecorded music. Entertainment software was essentially unchanged in the sales mix as positive comparable store sales gains were offset by the inclusion of sales from Future Shop stores, which have proportionately less retail space devoted to entertainment software. Appliances decreased modestly in the overall sales mix this quarter, reflecting a modest comparable store sales decline.

                Digital products — which include DVD hardware and software, digital cameras and camcorders, digital TVs, wireless communications devices and digital broadcast systems — posted double-digit comparable stores sales gains and comprised 20 percent of sales in the second quarter, up from 15 percent in the same period last year.

                The Company opened 22 U.S. Best Buy stores during its fiscal second quarter, half in its 45,000-square-foot format and half in its 30,000-square-foot format. During the quarter the Company also opened three Future Shop stores in Canada, which averaged 30,000 square feet, and opened its first Canadian Best Buy store, measuring 36,000 square feet. In addition, it closed a net of nine Sam Goody stores (which included the opening of three small market Sam Goody stores). Total retail square footage increased in the quarter by approximately 3 percent to 33.9 million square feet. At the end of the fiscal quarter, the Company operated 516 Best Buy stores, 100 Future Shop stores, 16 Magnolia Hi-Fi stores, 76 Media Play stores, approximately 830 Sam Goody stores and approximately 400 Suncoast stores.

Comparable store sales rise at Best Buy, Future Shop stores

Comparable store sales for the Company’s domestic segment, which includes all operations exclusive of international operations, rose 2.0 percent in the second quarter, primarily reflecting Best Buy stores’ 2.7-percent comparable store sales gains. The fastest-growing product categories at Best Buy stores were entertainment software (particularly video gaming and DVD software) and consumer electronics, including digital televisions and digital cameras. Comparable store sales of desktop computers declined, as did sales of major appliances. Total sales at domestic Best Buy stores increased 14 percent to $4.26 billion, reflecting the addition of 76 stores in the past 12 months and the comparable store sales gain. The 3.4-percent comparable store sales decline at Musicland stores resulted from continued softness in sales of prerecorded music, partially offset by increased sales of video gaming and DVD software. Total sales at Musicland stores were $380 million for the quarter, a 3-percent decline from the second quarter of fiscal 2002.

                For the international segment, which includes Future Shop stores and the Canadian Best Buy store, comparable store sales (in Canadian dollars) climbed 6.9 percent, driven by strength in digital products — particularly in digital televisions, DVD hardware and software, and digital cameras — as well as in video game hardware and software. The segment’s second-quarter sales totaled approximately U.S. $340 million, an increase of 13 percent compared with the prior year’s pro forma second-quarter sales of U.S. $300 million, reflecting the opening of 12 stores in the past 12 months and strong comparable store sales gains.

Second-Quarter Earnings Expected to Be in Line with Consensus

“In July, we saw a significant change in consumer behavior. We already have begun to pare back expenses in reaction to slower sales growth,” said Darren Jackson, executive vice president and CFO of Best Buy. “We expect earnings for the second quarter of $0.17 to $0.19 per diluted share, based on our modest comparable store sales gain and the resulting decrease in expense leverage.” According to First Call, the current consensus estimate for the Company’s second-quarter earnings is $0.18 per diluted share.

                Best Buy is scheduled to release its fiscal second-quarter earnings on Tuesday, Sept. 17. Its earnings conference call is scheduled to begin at 10 a.m. EDT and will be available on its web site both live and after the call, at www.bestbuy.com. Investors may access the call by clicking on “Investor Relations.”

Decline in Fair Value of Acquired Assets Results In Non-Cash Impairment Charge

The Company today reported that it will record a non-cash impairment charge of $348 million (after tax), which is equivalent to $1.07 per diluted share, related to the Company’s adoption at the beginning of the fiscal year of Statement of Financial Accounting Standard (SFAS) No. 142, concerning the accounting for goodwill. SFAS No. 142, issued in June 2001, requires that goodwill be reviewed annually for impairment, beginning within six months after adoption of the statement, rather than be amortized over a period of time. “The recorded impairment charge reflects a practical and realistic view of the fair value decline in our Musicland and Magnolia Hi-Fi businesses,” Jackson said. The charge represents a full write-off of the goodwill associated with the acquisitions of the two businesses, including $308 million (after tax) associated with Musicland and $40 million (after tax) associated with Magnolia Hi-Fi. As required by SFAS No. 142, the impairment charge is recognized in first-quarter results and is reported as a change in accounting principle, thereby resulting in a revised first-quarter loss of $0.85 per diluted share.

The Company said that its determination of Musicland’s fair value was based on present  expectations for the business in light of the current retail environment and the uncertainty associated with future trends in prerecorded music products. The Company intends to move forward with its plans to open new stores in both rural and mall locations through its Sam Goody and Suncoast concepts.  Similarly, the Company’s determination of Magnolia Hi-Fi’s fair value reflects recent sales trends and the current business environment, including an economic slowdown in the Pacific Northwest and reduced demand for high-end consumer electronics generally.  As originally planned, the Company will open six Magnolia Hi-Fi stores this year.

                “We continue to believe that our Musicland and Magnolia Hi-Fi businesses support our overall strategy of reaching more entertainment and technology enthusiasts, including rural customers, younger customers, mall shoppers and the high-end enthusiasts,” Anderson said. “Together, our businesses can help fulfill our vision of making life fun and easy for consumers.”

                The Company confirmed that, consistent with the requirements of the new standard, it expects to perform the first annual impairment test for Future Shop at the beginning of the fourth quarter of fiscal 2003.

                Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Magnolia Hi-Fi (MagnoliaHi-Fi.com), Media Play (MediaPlay.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,900 retail stores in North America, Puerto Rico and the U.S. Virgin Islands.

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